EXHIBIT 99.1

Bright Mountain Acquisition Corporation Appoints Kevin Bridges as the Manager of Digital Sales and Marketing

July 27, 2015 – Bright Mountain Acquisition Corporation (OTCQB: BMAQ) announced today that Kevin Bridges has joined the company as Manager of Digital Sales and Marketing.  As Manager of Digital Sales and Marketing, he has been charged with significantly expanding the sales organization and optimizing the company’s e-commerce channel program.  Mr. Bridges is expected to play a key role in driving national sales strategies to generate demand and achieve revenue objectives across all of Bright Mountain's websites and manage key customer relationships.

“Kevin brings experience, passion, and vision to our organization,” commented Kip Speyer, Bright Mountain's Chief Executive Officer.  “As we set the new standard for websites within the public safety and military space, we believe Kevin will be a key leader in driving improvement in our sales execution.”

Mr. Bridges brings more than 30 years of sales and leadership experience to his position at Bright Mountain.  During his career he has worked as an executive in a number of diverse companies in the retail and service  industries, including Lord & Taylor, Saks Fifth Avenue, The John F. Kennedy Center for the Performing Arts in Washington, D.C., The Florida Aquarium, Callaway Gardens Resort , Phillips International, Service Master and most recently Hulette Environmental Services.  His experience includes recruiting, training and managing sales staffs and related administrative personnel, designing and overseeing retail operations and operational management responsibilities.

“We have been very fortunate to find people of high caliber to fill our expanded management ranks as we continue to scale up to meet the needs of customers worldwide,” said Mr. Speyer. “Kevin brings an impressive skill set and level of experience in growing sales at leading companies, which we will leverage in order to satisfy the ever-increasing demands of today’s internet and mobile connections.”

About Bright Mountain Acquisition Corporation
Bright Mountain Acquisition Corporation owns, acquires and manages websites customized to provide their niche users, primarily military and public safety personnel, with information, news, products, videos and services that is of interest to them. The company’s websites contain a number of sections with a vast amount of mission group oriented information including originally written news content, blogs, forums, career information, products and videos. For more information, visit www.bmaq.com.

Safe Harbor Statement
This press release contains forward-looking statements that can be identified by terminology such as "believes," "expects," "potential," "plans," "suggests," "may," "should," "could," "intends," or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, our limited operating history, managing our expected growth, risks associated with integration of acquired websites, possible inadvertent infringement of third party intellectual property rights, our ability to effectively compete, our acquisition strategy, and a limited public market for our common stock, among other risks. Bright Mountain Acquisition Corporation’s future results may also be impacted by other risk factors listed from time to time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company's control. Forward-looking statements speak only as to the date they are made and Bright Mountain Acquisition Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Investor Relations:

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